FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

             This First Amendment to Stock Purchase Agreement (the "Amendment") is made and entered into as of February 26, 1998, by and among McNeilus Companies, Inc., a Minnesota corporation (the "Company"), all of the shareholders of the Company listed on the signature page (collectively, the "Shareholders") and Oshkosh Truck Corporation, a Wisconsin corporation (the "Buyer").

                                    RECITALS

             A. The parties entered into the Stock Purchase Agreement by and among Buyer, the Company and shareholders dated December 8, 1997 (the "Agreement"); and

             B. The parties desire to amend the Agreement as described herein.

             NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants herein contained, the parties agree as follows:

        1.   Section 2.1 shall be deleted, and replaced as follows:

                  2.1 Purchase Price. The purchase price (the "Purchase Price") payable for the Shares shall be Two Hundred Eleven Million Five Hundred Thousand Dollars ($211,500,000). The Purchase Price has been reduced by Five Hundred Thousand Dollars ($500,000), which reduction shall be deducted solely from the proceeds paid to Garwin McNeilus under Section 2.2.(b) below.

        2.   Section 2.2.(b) shall be deleted, and replaced as follows:

                  2.2.(b)     Cash to Shareholders.  At the Closing, Buyer
             shall deliver to Shareholders the sum of Two Hundred Eleven Million Five Hundred Thousand Dollars ($211,500,000), less the amount paid to the Escrow Agent pursuant to subsection 2.2.(a) above.

        3. Except as modified by this Amendment, the Agreement shall remain in full force and effect.

        4. This Amendment may be executed in one or more original or facsimile counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been executed by each of the parties and delivered to the other parties.


             IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

   OSHKOSH TRUCK CORPORATION          McNEILUS COMPANIES, INC.
   ("Buyer")                          ("Company")


   By:  /s/ Robert Bohn               By:  /s/ Denzil McNeilus
        Robert Bohn                        Denzil McNeilus
        Chief Executive Officer            President


                                      SHAREHOLDERS


                                      /s/ Garwin McNeilus
                                      Garwin McNeilus


                                      /s/ Denzil McNeilus
                                      Denzil McNeilus


                                      /s/ Brandon McNeilus
                                      Brandon McNeilus


                                      /s/ Marilee McNeilus
                                      Marilee McNeilus


                                      General Conference Of the Seventh Day
                                      Adventist Church


                                      By:  /s/ Philip Follett
                                      Name: Philip Follett
                                           Vice President